$/nofolio


                                                                    EXHIBIT 11.2
                         NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States)
         (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)


                                                   Fiscal quarters ended    Three fiscal quarters ended
                                                   ---------------------    ---------------------------
                                                      Jan 30,     Jan 31,     Jan 30,     Jan 31,
                                                       2000        1999        2000        1999
                                                    ---------    --------   ---------    --------
Net earnings (loss) - U.S. GAAP
 Net earnings (loss), as reported, Cdn GAAP         $(274,646)   $120,119   $  74,349    $208,953

 Write off of purchased research and
  development in process                              (81,238)         --    (135,667)         --

 Amortization of purchased research and
  development in process, Cdn GAAP                     40,475          --      56,617          --
                                                    ---------    --------   ---------    --------

Net earnings (loss), U.S. GAAP                      $(315,409)   $120,119   $  (4,701)   $208,953
                                                    =========    ========   =========    ========

Earnings (loss) per share (U.S. GAAP - Basic)

 Net earnings (loss)                                $(315,409)   $120,119   $  (4,701)   $208,953
                                                    =========    ========   =========    ========

 Weighted average number of Common
   Shares outstanding during the period               181,406     177,596     180,889     176,814
                                                    =========    ========   =========    ========

 Earnings (loss) per share (U.S. GAAP)                 $(1.74)      $0.68      $(0.03)      $1.18
                                                    =========    ========   =========    ========

Earnings (loss) per share (U.S. GAAP- Diluted)

 Net earnings (loss)                                $(315,409)   $120,119   $  (4,701)   $208,953
                                                    =========    ========   =========    ========

 Weighted average number of Common Shares
   outstanding during the period                      181,406     177,596     180,889     176,814

 Net effect of dilutive stock options
   based on the treasury stock method                      --       4,434          --          --
                                                    ---------    --------   ---------    --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                  181,406     182,030     180,889     176,814
                                                    =========    ========   =========    ========

 Earnings (loss) per share (U.S. GAAP)             $    (1.74)  $    0.66   $   (0.03)   $   1.18
                                                    =========    ========   =========     =======